Exhibit 99.(p)(iv)

Code of Ethics

November 2017

I.	CODE OF ETHICS/PERSONAL SECURITIES TRANSACTIONS

SEC Rule 204A-1

A.	Responsibility. It is expected that all supervisory personnel, access persons, solicitors, and employees conduct business with the highest level of ethical standards keeping in mind at all time Lateef’s fiduciary duties to its clients. All Company employees are required to obey federal securities laws and promptly report any violations of the Code of Ethics (“Code”) to the CCO. The CCO or a designee will be responsible for having each supervised/access person sign a written acknowledgement of their receipt of Lateef’s current Code of Ethics (see Appendix E) and any amendments thereto. A copy of such receipt will be kept in the supervised/access persons employment file. Furthermore, the CCO will be responsible for maintaining and enforcing Lateef’s Code, recording any violation of the Code and any actions taken as a result of any violation, and reporting any violation of the Code to the senior management of Lateef.

B.	Duty to Clients. Lateef has a duty to exercise its authority and responsibility for the benefit of its clients, to place the interests of its clients first, and to refrain from having outside interests that conflict with the interests of its clients. Lateef is committed to avoiding any circumstances that might adversely affect, or appear to affect, its duty of complete loyalty to its clients. Outside Business Activity (OBA), for Company purposes, is defined as, but not limited to, board member, officer and/or director which results in compensation and/or profit. Any OBA must be approved by a Managing Partner.

C.	Privacy of Client Financial Information. Lateef will not disclose any nonpublic personal information about a Client to any nonaffiliated third party unless the Client expressly gives permission to Lateef to do so. The Client in writing must grant such permission, or denial of permission, to Lateef. A copy of the permission/denial document will be kept in the Client file.

D.	Prohibited Acts. Lateef or any of its supervised persons, access persons or employees will not;

1.	Employ any device, scheme or artifice to defraud;

2.	Make any untrue statement of a material fact;

3.	Omit to state a material fact necessary in order to make a statement, in light of the circumstances under which it is made, not misleading;

4.	Engage in any fraudulent or deceitful act, practice or course of business; or,

5.	Engage in any manipulative practices.

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E.	Conflicts of Interest. Lateef has a duty to disclose potential and actual conflicts of interest to their clients. All supervised persons, access persons and solicitors have a duty to report potential and actual conflicts of interest to the COO or CCO.

F.	Gifts & Entertainment. While gifts shall not be accepted from persons or entities doing business with Lateef, on a rare occasion it may be appropriate to send a gift on behalf of Lateef. Any gift in excess of $100 needs the written approval of a Managing Partner and also needs to be logged by the CCO or a designee prior to being sent. Meals, drinks, sporting events and concerts are considered entertainment and not gifts when accompanied by an employee of Lateef. In addition, charitable contributions made by Lateef are not considered gifts.

Entertainment. Typical business meals are not considered entertainment. Non-business related or luxurious meals, drinks, sporting events and concerts are considered entertainment, not gifts, when accompanied by an employee of Lateef. Entertainment needs the written approval of a Managing Partner and also needs to be logged by the CCO or a designee. Submit this request form for non-business related meals and for other entertainment as described above.

A Gifts & Entertainment Form is included as Appendix H.

G.	Political Contributions. In order to adhere to SEC Rule 206(4)-5 “Pay to Play”, political contributions, regardless of amount, to a politician or political campaign are prohibited, unless prior written approval is obtained from a Managing Partner. See Appendix I,

H.	Whistleblower Program. The Dodd-Frank Wall Street Reform and Consumer Protection Act provided the SEC with the authority to reward whistleblowers who provide new and timely information about any securities violations. Lateef expects instances to be reported to the CCO prior to the SEC and there will no retaliation from Lateef.

I.	Use of Disclaimers. Lateef shall not attempt to limit liability for willful misconduct or gross negligence through the use of disclaimers.

J.	Suitability. Lateef shall only recommend those investments that it has a reasonable basis for believing are suitable for a client, based upon the client's particular situation and circumstances. In addition, clients should be instructed to immediately notify Lateef of any significant changes in their situation or circumstances so that Lateef can respond appropriately.

K.	Duty to Supervise. Advisers Act Section 203(e)(5) The CCO is responsible for ensuring adequate supervision over the activities of all persons who act on Lateef’s behalf. Specific duties include, but are not limited to:

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1.	Establishing procedures that could be reasonably expected to prevent and detect violations of the law by its advisory personnel;

2.	Analyzing its operations and creating a system of controls to ensure compliance with applicable securities laws;

3.	Ensuring that all advisory personnel fully understand Lateef's policies and procedures; and,

4.	Establishing an annual review system designed to provide reasonable assurance that Lateef's policies and procedures are effective and are being followed.

II.	CODE OF ETHICS

A.	Background / Introduction. Lateef Investment Management (“Lateef”) believes it is essential not only to comply with federal securities laws and regulations but also to maintain high standards of personal and professional conduct at all times. Lateef's Code of Ethics is designed to ensure that our conduct is at all times consistent with these standards, with our fiduciary obligations to our clients, and with industry and regulatory standards for investment managers.

The basic principles underlying Lateef's Code of Ethics are as follows:

1.	We will at all times conduct ourselves with integrity and distinction, putting first the interests of our clients.

2.	Even if our clients are not harmed, we cannot take inappropriate advantage of information we learn through our position as fiduciaries.

3.	We must take care to avoid even the appearance of impropriety in our personal actions.

The Code of Ethics set forth the general principles that will apply even when the specific rules do not address a specific situation or are unclear or potentially inapplicable.

Although the Code of Ethics provides guidance with respect to many common types of situations, please remember that the Code of Ethics cannot address every possible circumstance that could give rise to a conflict of interest, a potential conflict of interest, or an appearance of impropriety. Whether or not a specific provision of the Code applies, each employee must conduct his or her activities in accordance with the general principles embodied in the Code of Ethics, and in a manner that is designed to avoid any actual or potential conflict of interest or any abuse of an individual's position of trust and responsibility. Technical compliance with the procedures incorporated in the Code of Ethics will not insulate actions that contravene your duties to Lateef and its clients from scrutiny and, in some cases, liability. Each employee should consider whether a particular action might give rise to an appearance of impropriety, even if the action itself is consistent with the employee’s duties to Lateef and its clients. Therefore, to protect yourself and Lateef, be alert for the potential for conflicts of interest, and please consult the CCO whenever questions arise concerning the application of the Code of Ethics to a particular situation.

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B.	Fiduciary Duty. Lateef and their employees owe fiduciary duties to their clients under the laws of the United States. These fiduciary duties require each of us to place the interests of our clients ahead of our own interests in all circumstances.

An integral part of our fiduciary duty is the obligation to avoid conflicts of interest. As a basic principle, you may not use your position, or information you learn at Lateef, so as to create a conflict or the appearance of a conflict between your personal interests and those of Lateef or any Lateef client. A conflict of interest (or the appearance of a conflict of interest) can arise even if there is no financial loss to Lateef or to any Lateef client, and regardless of the motivation of the employee involved.

The potential for conflicts of interest is apparent with respect to personal securities transactions, but conflicts of interest can arise in a variety of situations. Some of the more common examples are described in this Code of Ethics. The rules contained in the Code of Ethics are designed to minimize conflicts of interest and to avoid potential appearances of impropriety. As a result, all employees and members of their immediate families are required to adhere carefully to the elements of the Code of Ethics that are applicable to them. Compliance with Lateef’s Code of Ethics is a condition of employment. The sanctions that may result from violations of the Code of Ethics, which can include fines and/or dismissal, are outlined below.

Compliance with the Code of Ethics and interpretation of its requirements is the responsibility of Lateef’s CCO, subject to the oversight of Lateef’s Partners. If you have questions about whether a conflict of interest exists in a particular situation, please contact the CCO.

Industry standards pertaining to matters such as personal securities trading can change over time, and Lateef is committed to maintaining high ethical standards for itself and its employees. Therefore, Lateef reserves the right to change any or all of the requirements of the Code of Ethics from time to time, as Lateef deems necessary or appropriate. Lateef also reserves the right, when in its judgment particular circumstances warrant, to impose more stringent requirements on particular employees or on all employees generally, or to grant exceptions to the requirements of the Code of Ethics in circumstances in which it believes an exception is warranted.

C.	Persons Covered by the Code of Ethics. The provisions and requirements of the Code of Ethics apply to all partners and employees of Lateef (referred to herein as “employee” or “employees”).

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All of the provisions and requirements of the Code of Ethics, including the rules pertaining to pre-clearance of personal securities transactions, also apply to persons who are closely connected to Lateef employees. Examples of closely connected persons include any family member who is presently living in your household, or to whose financial support you make a significant contribution, and trusts or estates over which you have investment control. In case of any doubt, please contact the CCO.

Although persons who are not closely connected to you are not required to comply with the pre- clearance and other procedures contained in the Code of Ethics, such persons may not take improper advantage of information that they may receive from you regarding the activity or holdings of Lateef clients. In addition, it would be a violation of the Code of Ethics for any Lateef employee to arrange for a friend or relative to trade in a security in which that Lateef employee would be precluded from trading for his or her own account. It may also be a violation of the Code of Ethics for a Lateef employee to give information about the activity or holdings of Lateef clients to any person for the purpose of facilitating securities trading by that person.

D.	Fiduciary Responsibility to Clients. As noted above, Lateef and its employees have a fiduciary responsibility to Lateef’s clients. We are required to avoid conduct that might be detrimental to their best interests, and we cannot place our own personal interests ahead of those of our clients.

In order to fulfill this duty to our clients, Lateef, as a matter of policy, requires its employees to offer all investment opportunities to Lateef’s clients first, before taking advantage of such opportunities themselves. Therefore, before trading in any security that is not covered by a Lateef portfolio manager or analyst, or engaging in a transaction of limited availability, the CCO, as part of the pre-clearance process, will ensure that a member of the Lateef Investment Team is aware that you have identified a security or transaction of limited availability that you believe would be a good investment, and will, if necessary, ask you to explain the basis for your interest in that security. If, after receiving that information, the manager does not wish to recommend that security for investment to Lateef clients, you are free to trade, after securing the other necessary pre-approvals. If the manager expresses an interest in that security or transaction, however, you must refrain from trading in that security or engaging in that transaction until a decision has been made as to whether to purchase that security for Lateef clients. In some cases, you may be required to refrain from trading for several days, until a decision is made.

We recognize that this policy may make it more difficult for Lateef employees to engage in certain personal securities transactions. Nevertheless, we believe that these rules will enhance the ability of Lateef to fulfill its fiduciary responsibilities to our clients.

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E.	Other Conflicts of Interest. As noted earlier, conflicts of interest can also arise in situations not involving personal securities transactions. Some of the situations that have been encountered in the past are set forth below:

1.	Providing Investment Advice to Others - In order to avoid conflicts with the interests of our clients, you may not provide investment advice to anyone or manage any person’s portfolio on a discretionary basis, except for Lateef clients or members of your immediate family (as noted elsewhere, transactions by members of your immediate family are covered by the Code of Ethics). Thus, you should not give advice to anyone, other than members of your immediate family, concerning the purchase or sale of any security, and you should be especially cautious with respect to securities that are being purchased and sold (or are under consideration for purchase and sale) for Lateef client accounts. In particular, you may not provide investment advice or portfolio management services for compensation to any person, other than a LATEEF client, under any circumstances.

2.	Favoritism and Gifts. You may not seek or accept gifts, favors, preferential treatment, or valuable consideration of any kind offered from certain persons because of your association with Lateef. This prohibition applies to anyone who does business or is soliciting business with any Lateef entity, as well as to any organization (such as a broker-dealer or other financial intermediary) engaged in the securities business.

3.	Disclosure of Interests of Members of Immediate Family. The potential for a conflict of interest also can arise if a member of your immediate family is employed in the securities industry, or has an economic interest in any organization with which Lateef does business. If a member of your immediate family has such an employment relationship or such an economic interest, please notify the CCO promptly.

4.	Disclosure of Info Concerning Securities Recommendations & Transactions. Except as may be appropriate in connection with your job responsibilities, you may not release information to any person not affiliated with Lateef (except to those concerned with the transaction or entitled to the information on behalf of the client) as to the securities holdings of any client, any transactions executed on behalf of any client, or Lateef’s aggregate holdings in, or trading decisions or considerations regarding, any security. In particular, you must take special precautions not to disclose information concerning recommendations, transactions, or programs to buy or sell particular securities that are not yet completed or are under consideration, except (1) as necessary or appropriate in connection with your job responsibilities, (2) when the disclosure results from the publication of a prospectus, proxy statement, or other documents, as may be required under the federal securities laws, (3) in conjunction with a regular report to shareholders or to any governmental authority resulting in such information becoming public knowledge, (4) in conjunction with any report to which persons are entitled by reason of provisions of an investment management agreement or other similar document governing the operation of Lateef, (5) as may otherwise be required by law, or (6) after the information is otherwise publicly available.

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5.	Insider Trading. Lateef prohibits trading, either personally or on behalf of others, on material nonpublic information (MNPI), or communicating such information to others who trade in violation of law (known as “insider trading” and “tipping”). Although the pre- clearance, reporting, and trade restriction requirements of the Code of Ethics apply only to trading by employees and their members of their immediate families, the insider trading and tipping restrictions reach beyond employees’ immediate families to prohibit Lateef employees from illegally profiting (or avoiding losses), or from funneling illegal profits (or losses avoided), to any other persons. They also prohibit Lateef from insider trading or tipping in client accounts. If Lateef, its partners or employees, are in possession of MNPI about securities or financial instruments, they are prohibited from buying, selling, recommending or trading such securities or financial instruments. If one believes to have MNPI which gives that person an advantage over other investors, the information should immediately be brought to the attention of the CCO. When MNPI is brought to the attention of the CCO, it will be added to the Restricted Trading List (RTL). Securities placed on the RTL cannot be traded without prior written approval and should never be conveyed to anyone outside of Lateef. The monitoring of the RTL is done through the pre-clearance trading procedures of the Code of Ethics. The RTL is regularly reviewed and documented by the CCO.

F.	Potential Consequences of Violations. Lateef regards violations of the Code of Ethics as a serious breach of firm rules. Therefore, any employee who violates any element of the Code of Ethics may be subject to appropriate disciplinary action, up to and including dismissal.

Moreover, all employees are required to promptly report any violations of the Code of Ethics to the CCO and should be aware that failure to comply with certain elements of Lateef’s Code of Ethics may constitute a violation of federal and/or state law, and may subject that employee and Lateef to a wide range of criminal and/or civil liability. Violations or potential violations of the Code of Ethics may be reported to federal or state authorities, such as the SEC.

G.	Questions Concerning the Code of Ethics. Given the seriousness of the potential consequences of violations of the Code of Ethics, all employees are urged to seek guidance with respect to issues that may arise. Resolving whether a particular situation may create a potential conflict of interest, or the appearance of such a conflict, may not always be easy, and situations inevitably will arise from time to time that will require interpretation of the Code of Ethics to particular circumstances. Please do not attempt to resolve such questions yourself. In the event that a question arises as to whether a proposed transaction is consistent with the Code of Ethics, please address that question to the CCO before the transaction is initiated.

Although the Code of Ethics addresses many possible situations, other special situations inevitably will arise from time to time. If a particular transaction or situation does not give rise to a real or potential conflict of interest, or if appropriate safeguards can be established, the CCO or the LATEEF Partners may grant exceptions to provisions of the Code of Ethics. However, there can be no guarantee that an exception will be granted in any particular case.

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H.	Forms to be Executed. After you have read through all of the material included, please sign and return the acknowledgment to the CCO (see Appendix E). The CCO has copies of the List of Trading Accounts (see Appendix B) and the Personal Holdings Report, Initial and Annual (see Appendix D) available for your use. Authorization and reporting forms pertaining to securities transactions will be retained and will become a permanent part of your individual personal securities transactions file.

I.	Initial and Annual Compliance Training. The CCO will provide compliance training to new employees upon hiring and to all existing employees not less than on an annual basis. The topics to be discussed include, but are not limited to, significant updates made to the Compliance Manual, a review of the Code of Ethics, and a detailed review of Lateef’s policy regarding personal securities transactions. The CCO will document this training with an employee sign-in sheet and maintain a file including the agenda and a copy of any materials distributed.

III.	PERSONAL SECURITIES TRANSACTIONS

A.	Purpose. Personal securities trading by investment management personnel have come under intensive scrutiny. It is important to remember that all investment opportunities (if suitable) must be offered first to clients before an employee may act on them. All Company employees should be careful to conduct their personal securities transactions in accordance with following policies and procedures and with Lateef’s Code of Ethics covered in Section XVIII of this Manual.

B.	Beneficial Ownership. The Personal Securities Transactions Policies concerning reporting and prior approval covers all transactions in securities in which you (or persons closely connected to you) have a direct or indirect beneficial ownership. The term “beneficial interest” is defined in the federal securities laws and includes more than an ordinary ownership interest. Because beneficial interest can be interpreted very broadly, if you have any question concerning whether you have a beneficial interest in a security you should contact the CCO. A few examples of accounts that would be covered by Lateef’s Personal Securities Transactions Policy are as follows:

1.	Spousal accounts

2.	Accounts of dependent children or children living in your household

3.	In general, you may be deemed to have beneficial ownership under any of the following circumstances:

•	You have the power to sell or transfer the security or you have the power to direct the sale or transfer;

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•	You have the power to vote the security or the power to direct the vote;

•	You have an economic interest in the security; or

•	You have the right to acquire, within 60 days, the power to sell, the power to vote, or an economic interest in the security.

C.	General Rule. Employees and persons closely connected to employees must conduct personal securities trading in a manner that does not give rise to either a conflict of interest, or the appearance of a conflict of interest, with the interests of any Company clients. Please bear in mind that, if a conflict of interest arises, you may be frozen in, or prohibited from trading, securities in which you have an existing position. Any losses suffered due to compliance with the requirements of this policy are the employee’s sole responsibility. Each employee should evaluate this risk before engaging in any personal securities transaction.

1.	Pre-Clearance - In order to avoid conflicts of interest, Lateef requires written pre-

clearance of securities that are, or would be, beneficially owned by its employees. This includes directly or indirectly acquiring any beneficial interest in securities of an Initial Public Offering (IPO) or Private Placement, in which Lateef is allocated shares in. The pre- clearance requirement applies to all securities and instruments that are not included on the Exempted Securities list below. If there is any doubt as to whether the pre-clearance requirement applies to a particular transaction, check with the CCO before entering into the transaction

2.	The pre-clearance requirement is satisfied with the LATEEF Personal Securities Transaction Pre-Clearance Form (Appendix A).

•	Pre-Clearance Process – For proposed transactions that do not qualify for the exceptions noted below, the employee must receive prior approval from one of the following persons before placing or executing any orders.

(1)	Chief Investment Officer and Portfolio Manager, Quoc Tran, Associate Portfolio Manager and Senior Research Analyst, Michael Im or Vice President, Trading, Brad Uzelac

(2)	NOTE: A trade should not be pre-cleared if it is likely that Lateef will effect a transaction in the security within the next three days of the proposed trade date.

•	Trade Date – You must initiate all trading instructions on the date that you list as the proposed trade date. If for some reason you cannot initiate trade instructions on that date, you must resubmit your pre-clearance request for approval. Ordinarily, the date on which you initiate your trade instructions should be the date on which the trade is actually executed. However, there are several exceptions to this general rule. The first involves limit, good-till-cancelled ("GTC"), and stop-loss orders. The trading date for a limit, GTC or a stop-loss order is the date on which you give the order to your broker, not the date on which the order is finally executed in accordance with your instructions. Therefore, if your limit, GTC or stop-loss order is entered with the broker in accordance with the pre- clearance requirements and consistent with the applicable blackout period, the subsequent execution of that trade will satisfy the pre-clearance requirements, even if Lateef subsequently enters trades for client accounts that are executed on the same day as your limit, GTC or stop-loss order is executed.

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•	Recordkeeping – Once the employee has obtained the required approval, the executed approval form must be delivered to the CCO or a designee on trade date. The CCO or a designee will retain the documentation evidencing the pre-clearance transaction.

3.	Blackout Periods Overview – Potential conflicts of interest are of particular concern when an employee buys or sells a particular security at or near the same time as Lateef buys or sells the same security for one or more client accounts. In order to reduce the potential for conflicts of interest and the potential appearance of impropriety that can arise in such situations, Lateef prohibits employees from trading during a certain period before and after Lateef enters trades on behalf of its clients (the blackout period applies to both across the board trades made on behalf of clients and to trades made as a result of client cash flow in securities with a market capitalization of $500M or less). The period during which personal securities transactions is prohibited is commonly referred to as a “blackout period.” The blackout period applies to all securities and instruments that are not included on the Exempted Securities list below.

•	Blackout Period Rule – The blackout period is two (2) business days before and the same day a block trade has been executed for client portfolios (i.e., T-1, T-2 and T0).

•	Blackout Period Example – If a block trade of a security is transacted in on Thursday (T0), then it MAY NOT be transacted in a personal account on Thursday (T0) or the preceding Tuesday (T-2) or Wednesday (T-1) but MAY be bought/sold on Friday (T+1) or any day thereafter (assuming no additional client transaction occur).

•	Blackout Period Violations – If a personal securities trade falls within the applicable blackout period, the employee must reverse the trade. If the trade cannot be reversed prior to settlement, then the employee must engage in an offsetting transaction immediately. In such an event, the employee will be required to bear any loss that occurs and any resulting net profits must be donated to a charity designated by Lateef. As a result, employees should consider carefully the potential consequences of the applicable blackout period before engaging in personal securities transactions in securities which Lateef may hold, or might consider holding in client accounts.

4.	LATEEF Universe

•	Defined. Includes any securities in the portfolio model or being actively traded across- the-board in client accounts.

•	The pre-clearance process and Blackout Period restrictions apply to employee trading in securities in the LATEEF Universe (including those in the S&P 500 Stock Index).

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5.	Exceptions to Pre-Clearance and Blackout Periods – In some cases, an employee may engage in transactions without obtaining pre-clearance or passing the Blackout Period restriction. These exceptions are described in detail below:

•	Exempted Securities – The pre-clearance does not apply to any of the following types of securities or instruments. As a result, you may engage in transactions of these exempted securities without obtaining pre-clearance. The exempted securities include the following:

(1)	Shares of registered mutual funds and money market funds;

(2)	Treasury bonds, Treasury Notes, Treasury Bills, U.S. Savings Bonds, and other instruments issued by the U.S. Government;

(3)	High quality, short-term debt instruments issued by a banking institution, such as bankers’ acceptances and bank certificates of deposit;

(4)	Fixed Income Securities

(5)	Commercial paper and other high quality short-term debt instruments;

(6)	Any currency or commodity;

(7)	Index tracking (ETFs) stocks, options or futures;

(8)	Derivatives based on any of the instruments listed in items 1 – 7.

D.	Responsibility. Lateef and its employees are fiduciaries subject to the highest standards of care and must always act in our clients’ best interests. It is not appropriate to rely on mere technical compliance with the rules set out in this policy. Moreover, the SEC and other regulators closely scrutinize personal securities transactions by investment professionals to ensure that they conform to fiduciary principles. As a result you should always remember that we all have an obligation to put our client's interests ahead of our own in all circumstances.

E.	Reporting Personal Securities Transactions. This policy requires five (5) types of reports concerning personal securities transactions. The five types of reports are as follows:

6.	Hard-copy Pre-Clearance Forms – Original copies of all pre-clearance forms (see Appendix A) Granting pre-clearance approval are retained in each employee’s personal securities transactions file.

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7.	Duplicate brokerage confirmations and brokerage statements – Each employee must instruct each broker-dealer with whom he or she maintains an account, and with respect to all other accounts as to which the employee is deemed to have beneficial ownership, to send to Lateef and/or directly to the CCO a duplicate copy of all transaction confirmations generated by that broker-dealer for that account. In order to ensure that duplicate brokerage confirmations are received for all employee trading accounts, all employees are required to complete a Trading Account Form (see Appendix B) and to submit an updated Trading Account Form within 10 days of an account’s being added or deleted. You and persons closely connected to you must disclose promptly every trading account that you maintain, and every new trading account that you open, to the CCO.

8.	Quarterly reports of transactions – Each employee must file a Quarterly Securities Transaction Report (see Appendix C) with the CCO, within 30 days after the end of each quarter, whether or not the employee entered into any personal securities transactions during that quarter. The quarterly reporting process also enables Lateef to double-check that all personal securities transactions have been appropriately pre-cleared and reported. Brokerage statements, broker transaction reports or reports from the FIN accounting system may be used to generate the list of trading activity.

9.	Initial and annual personal holdings reports – The pre-clearance and reporting process with respect to personal securities transactions is designed to minimize the potential for conflicts of interest between an employee’s personal investing and investments made by Lateef on behalf of its clients. However, potential conflicts of interest can arise when an employee owns a security that Lateef holds, or is considering buying, on behalf of any of its clients, even if the employee does not engage at that time in a personal securities transaction. As a result, the SEC has stated flatly that an investment adviser must require its employees to disclose all of their personal holdings upon their becoming employees and at least annually thereafter. Initial disclosure of holdings information must be made within 10 calendar days of being employed by Lateef (see Appendix D) and any supporting documentation (i.e. brokerage statements) must be current as of 45 days prior to the date of employment. Personal Holdings Reports (Initial and Annual) (see Appendix D) must be submitted to the CCO by January 30 of each year and provide information as of a date not earlier than December 31 of the preceding year. Please be aware that reports of personal holdings will be reviewed by the CCO and may be disclosed, when deemed necessary or appropriate, to members of the investment team, to partners of Lateef, and/or to Lateef’s legal representatives. Brokerage statements, broker holdings reports, or reports from the FIN accounting system may be used to generate the list of holdings.

F.	Compliance Review. The CCO will review employee brokerage statements and reconcile trade confirmations and pre-clearance forms (if necessary) to the brokerage statements. The Director of Operations will review the CCO’s personal trading records.

G.	Record-Keeping Requirements. The CCO shall maintain current and accurate records of all personal securities transactions of its employees.

H.	Acknowledgment. Lateef requires that all employees acknowledge in writing (both initially within 10 days of becoming an employee and annually within 30 days of receipt) that they have reviewed and understand Lateef's Code of Ethics, including the provisions on personal securities transactions, (See Appendix E).

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Appendix A

Employee Preclearance Request Form

Employee Name:	Proposed Trade Date:

Account Number:

I hereby certify as follows:

1.	I am familiar with Lateef’s Code of Ethics, and this transaction complies in all material respects with that policy. I understand that failure to comply with the Code of Ethics may result in severe civil and criminal penalties under federal securities laws, as well as disciplinary action.
2.	I am not aware of any material, non-public information concerning this issuer or the market for its securities.
3.	I have reviewed the Lateef Restricted Trading List and determined that this issuer is not on the list.
4.	To the best of my knowledge, except as otherwise disclosed to the Compliance Department, Lateef has no plans to purchase or sell securities of this issuer within three business days of the proposed trade date.

Signature:	Date:

SYMBOL	NAME/DESCRIPTION	SHARES/ AMOUNT	BUY/ SELL	LATEEF UNIVERSE (Y/N)[1]	MKT CAP < $500m (Y/N)[2]	NOTES (Market Order, GTC, Etc.)

1 If the proposed trade is in the Lateef Universe (any security widely held in client accounts or being traded in client accounts) – then you are precluded from personally trading in this security 2 business days before and the same day a trade in this security has been executed for a client account in an across the board trade.

2 If the proposed trade is in the Lateef Universe AND has a Market Cap less than $500m, then you are precluded from personally trading in this security 2 days before and the same day a trade in this security has been executed for a client account (whether across the board or as a result of a cashflow).

LATEEF INVESTMENT TEAM:

I do not expect that this/these securities will be recommended shortly for purchase or sale for client accounts. If the security is in the Lateef Universe and has a Market Cap of less than $500M, I do not expect that it will be traded as a result of a client cashflow.

Initials: _____________	Date: _____________

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Appendix B

Listing of Trading Accounts

(Print Name)

I hereby certify that the following is a complete and accurate list of all trading accounts in which I have a direct or indirect beneficial interest.

INSTITUTION NAME	ACCOUNT NUMBER	DATE OPENED	ACCOUNT HOLDER	RELATIONSHIP

Employee Signature:	Date:

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Appendix C

QUARTERLY TRANSACTIONS REPORT

Name:	Quarter: 1 2 3 4 Year:
(Print Name)

I had no reportable security transactions for the period stated above.
	Signature	Date

OR

The following is a complete list of accounts* that had security transactions that are required to be reported under Lateef’s Code of Ethics for the period stated above.
	Signature	Date

* A detailed transaction report for each account with eligible trades must be attached to this form. Account statements will suffice.

INSTITUTION NAME	ACCOUNT NUMBER	STATEMENT START DATE	STATEMENT END DATE	# OF PAGES ATTACHED

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Appendix D

Personal HOLDINGS REPORT

(Initial and ANnual)

Name:	Holdings Date:
(Print Name)

I had no reportable holdings as of the date listed above.
	Signature	Date

OR

The following is a complete list of accounts* that had security holdings that are required to be reported under Lateef’s Code of Ethics as of the date listed above
	Signature	Date

* A detailed holdings report for each account with eligible holdings must be attached to this form. Account statements will suffice.

INSTITUTION’S NAME	ACCOUNT NUMBER	REPORT DATE	# OF PAGES ATTACHED

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Appendix E

Employee Code of Ethics Acknowledgment

(Print Name)

I have received a copy of the Lateef Investment Management Code of Ethics. I have read it and I understand it. As a condition of employment, I agree to comply with all of the provisions of the Code of Ethics and I agree to follow the procedures outlined therein, including, but not limited to, the personal security transactions pre- clearance process and reporting requirements set forth therein. I also certify that I have complied with all of the provisions of the Code of Ethics since the date on which I first became employed by Lateef, except as otherwise disclosed to the Chief Compliance Officer. I authorize Lateef Investment Management to furnish the information contained in any report of securities transactions filed by me to such federal, state and self- regulatory authorities as may be required by law or by applicable rules and regulations, as well as for any audit or mock regulatory examination. Unless required to be disclosed by law, rule, regulation or order of such regulatory authority or of a court of competent jurisdiction, the information contained in such reports shall be treated as confidential and disclosed to no one outside Lateef Investment Management without my consent.

Signature:	Date:

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Appendix F

BROKER APPROVAL REQUEST FORM

Name of Broker: ____________________________________

Contact Information for representative at broker:

Do you or does Lateef have a pre-existing relationship with this prospective broker?

____Yes ____No

If yes, please describe: ___________________________________________________________

Please provide a summary of the reasons Lateef should approve trading through this particular broker:

REQUESTED BY:

Print Name:
Signature:
Date:

FOR COMPLIANCE USE ONLY:

Broker has been approved YES NO

Notes, if applicable:  _______________________________________________________

Signature:

Date:

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Appendix G

TRADE ERROR REPORT

FIN Account #
Broker:
Error Account #
Contact Name:
Tel #
Email:
Responsibility:

Today's Date
Trade Date
Settlement Date

Trader Signature	X___________________________________________

PM Signature	X___________________________________________

CCO Signature	X___________________________________________

__Market Error	___Non-Market Error

Reason for Correction (Detailed Explanation of the cause of the error)

Resolution:

Account Number	Orig Buy or Sell?	Original Quantity	SYM or Cusip	Execution Price	Price trade was covered	Amount to Bust	Comments

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Appendix H

LATEEF INVESTMENT MANAGEMENT

GIFT & ENTERTAINMENT REQUEST FORM

Gifts - While gifts shall not be accepted from persons or entities doing business with Lateef, on a rare occasion it may be appropriate to send a gift on behalf of Lateef. Any gift in excess of $100 needs the written approval of a Managing Partner and also needs to be logged by the CCO or a designee prior to being sent. In addition, charitable contributions made by Lateef are not considered gifts.

Entertainment – Typical business meals are not considered entertainment. Non-business related or luxurious meals, drinks, sporting events and concerts are considered entertainment and not gifts when accompanied by an employee of Lateef. Submit this request form for non-business related meals and for other entertainment as described above.

Please select whether this applies to a:    ___ GIFT    or    ___ ENTERTAINMENT

Recipient Name ________________________________

Firm Name ____________________________________

Occasion for Gift or Entertainment ________________________________

Gift or Entertainment Description _________________________________

Gift or Entertainment Value ____________________________________

Employee Name_________________________________

Employee Signature______________________________

Date ________________________

Managing Partner Name __________________________

Managing Partner Signature _______________________

Date _________________________

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Appendix I

LATEEF INVESTMENT MANAGEMENT, LP

POLITICAL CONTRIBUTION REQUEST FORM

Employee Name:	Date:

Candidate/Incumbent Name:	Candidate/Incumbent Office:

Entitled to Vote for this Candidate (circle one)?	Requested Contribution Amount:
YES NO

Compliance Use Only:

APPROVED DENIED

Limitations on approval:

Signature:

Date:

New Employees: Please indicate any political contributions made during the past 24 months.

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